Exhibit 3(k)

CITY HOLDING COMPANY

AMENDED AND RESTATED BYLAWS

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meetings. The annual meeting of the shareholders shall be held at the principal office of the corporation at Charleston, Kanawha County, West Virginia, on the 30th of March of each year, or at such other place and on such other date as the Board of Directors may designate by resolution from time to time.

For the purpose of determining shareholders entitled to vote at the annual meeting of the shareholders or any adjournment thereof, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date to be not more than fifty days and not less than ten days prior to the date of the annual meeting.

Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors or by the President and Secretary, or by any three or more shareholders holding together not less than ten percentum (10%) of the capital stock of the corporation.

For the purpose of determining shareholders entitled to vote at the special meeting of the shareholders or any adjournment thereof, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date to be not more than fifty days and not less than ten days prior to the date of the special meeting.

Section 3. Notice of Meetings. Notice of either annual or special meetings of the shareholders shall be given by mailing to each shareholder of record at his last know post office address, postage prepaid, at least ten (10) days prior to the date of the meeting, a written notice thereof. Such notice shall state the time and place of the meeting. The call for the meeting, if made by shareholders, shall be signed by the shareholders making the call. If the call should be made by the Board of Directors, it shall be signed by the President, a Vice President or the Secretary of the corporation. If the call be made by the President and the Secretary, it shall be signed by both of them. The notice of special meetings of the shareholders shall state the business to be transacted, and no business other than that included in the notice or incidental thereto shall be transacted at any such meeting. If such notice is mailed, it shall be deemed to have been given to a shareholder when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the record of shareholders of the corporation. Such further notice shall be given as may be required by law. A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders needs to be specified in a written waiver of notice. Attendance of a shareholder at a meeting of shareholders shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4. Notice of Shareholder Business and Nominations

(a) Annual Meetings of Shareholders.

(i)  Nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders at an annual meeting may be made only (A) by the Board of Directors or the Chief Executive Officer, or (B) by any shareholder entitled to vote at the meeting who complies with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and rules and regulations promulgated thereunder and the notice procedures set forth in clause (ii) of this Section 4(a) and who was a shareholder of record at the time such notice is delivered to the Secretary of the corporation.

(ii)  For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (B) of paragraph (a)(i) of this Section 4, the shareholder must have given timely notice thereof in writing to the Secretary and any such business must be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received not later than 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made.

(iii) In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of shareholders’ notice as described below. Such shareholder’s notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or the bylaws, the language of the proposed amendment; (C) any material interest in such business of such shareholder and of any beneficial owner on whose behalf the proposal is made and, in case of nominations, a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder; (D) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business; (E) if the shareholder intends to solicit proxies in support of such shareholder’s proposals, a representation to that effect; and (F) as to the shareholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as it appears on the corporation’s books, and of such beneficial owner and (2) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner. If such shareholder does not appear or send a qualified representative to present such proposal at such annual meeting, the corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation. The presiding officer of any annual meeting of shareholders shall refuse to permit any business proposed by a shareholder to be brought before such annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (E) above.

(b) Special Meetings of Shareholders.

(i)   Only such business as shall have been brought before the special meeting of the shareholders pursuant to the corporation’s notice of meeting pursuant to Article I, Section 3 of these bylaws shall be conducted at such meeting.

(ii)   In the event that Directors are to be elected at a special meeting of shareholders pursuant to the corporation’s notice of meeting, nominations of persons for election to the Board of

Directors may be made at such special meeting of shareholders (1) by the Board of Directors or (2) by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in this Section 4 and who is a shareholder of record at the time such notice is delivered to the Secretary. Nominations by shareholders of persons for election to the Board of Directors may be made at such special meeting if the shareholder’s notice required by paragraph (a)(ii) of this Section 4 shall be delivered to the Secretary at the principal executive offices of the corporation not later than 150 calendar days prior to such special meeting or 10 calendar days following the date on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. In no event shall the adjournment or postponement of a special meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(c) General. Only persons who are nominated in accordance with the procedures set forth in this Section 4 and in Article II, Section 15 herein shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 4. Except as otherwise provided by law, the Articles of Incorporation or these bylaws, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 4 and, if any proposed nomination or business is not in compliance with this Section 4, to declare that such defective proposal or nomination shall be disregarded.

Section 5. Quorum. The holders of a majority of all the shares of the capital stock of the corporation entitled to vote shall constitute a quorum at any meeting for all purposes, including the election of Directors. Any number less than a quorum present may adjourn any shareholders’ meeting until a quorum is present.

Section 6. Conduct of Meetings. The Board of Directors may adopt rules for the conduct of meetings of shareholders. Unless inconsistent with any such rules, the presiding officer shall convene and adjourn the meeting and prescribe such appropriate procedures for the conduct of the meeting. Such procedures may include: (i) establishment of an agenda for the meeting; (ii) procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their proxies or such other persons as the presiding officer shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 7. Voting. In all elections of Directors, each shareholder shall have the right to cast one (1) vote for each share of stock owned by him and entitled to a vote, and he may cast the same in person or by proxy, for as many persons as there are Directors to be elected, or he may cumulate such votes and give one candidate as many votes as the number of Directors to be elected multiplied by the number of his shares of stock shall equal; or he may distribute them on the same principle among as many candidates and in such manner as he shall desire, and the Directors shall not be elected in any other manner; and on any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one (1) vote for each share of stock in person or by proxy. If a shareholder intends to cumulate his votes in an election of directors, he must provide the corporation with written notice of his intention to do so. Such notice must be received by the corporation at least 48 hours before the beginning of the meeting being held to consider the election of directors. Shares of another corporation, domestic or foreign, standing in the name of the corporation may be voted by the President, Senior Vice President or Corporate Secretary of the corporation.

Section 8. Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validly of proxies and ballots, and the number of votes properly cast.

Section 9. Annual Report. The President shall annually prepare a full and true statement of the affairs of the corporation, which shall be submitted at the annual meeting of the shareholders and filed within twenty (20) days thereafter in the principal office of the corporation at Charleston, West Virginia, where it shall, during the usual business hours of each secular day be open for inspection by any shareholder of the corporation.

ARTICLE II
DIRECTORS

Section 1. Number. The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which: (i) exceeds by more than three the number of directors last elected by shareholders where such number was fifteen or less; and (ii) to a number which exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more except when directors are added as a result of a business combination accounted for as a pooling-of-interests, but in no event shall the number of directors exceed twenty-five, and provided,  further, however, that no decrease shall have the effect of shortening the term of any incumbent director.

Section 2. Director Emeritus. From time to time, the Board of Directors may elect one or more persons to serve as a Director Emeritus. A Director Emeritus shall have the privilege of attending those meetings of the Board of Directors at which the Board has invited in writing all Directors Emeritus. He shall not have the right to vote on any matters or to receive attendance fees for the meetings he attends.

Section 3. Qualifications. The members of the Board of Directors need not be residents of the State of West Virginia. No Board member, duly qualified and elected by the shareholders to serve a term upon the Board of Directors will be required to retire from the Board upon reaching the age of 70. However, no nominee may stand for election to the Board of Directors if he or she shall attain age 70 prior to the date of the annual meeting. Beginning on January 1, 2005, each member of the Board of Directors shall complete a minimum of eight hours of continuing education annually, the sponsors and curriculum of which shall be approved by the Board of Directors. After December 31, 2005, any Director subject to this requirement who fails to complete the mandatory continuing education for the previous year shall have payment of their Board fees suspended until such continuing education is accomplished. For good cause shown, the Board of Directors may, in individual cases involving undue hardship or extenuating circumstances, grant conditional, partial, or complete exemptions of these minimum continuing education requirements. Any such exemption shall be reviewed by the Board of Directors at least once during each year, unless a lifetime conditional exemption has been granted. One hour of credit may be obtained for each period of fifty minutes of instruction attended in an approved course or by means of videocassette, videotape, audiocassette, or DVD instruction, provided that such instruction is approved by the Board of Directors. The Board of Directors may designate providers or courses which are presumptively approved.

Beginning on January 1, 2006, each member of the Board of Directors must attest that he or she is in compliance with the Company’s Ethics Policy. After January 1, 2006, any director subject to this requirement who fails to adhere to the Ethics Policy or attest to his or her adherence of the Ethics Policy shall have payment of Board fees suspended until he or she has made an attestation and is in compliance with the Ethics Policy.

Section 4. Time of Holding Office. Commencing with the 1986 annual meeting of shareholder, the Board of Directors shall be divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible. At the 1986 annual meeting of shareholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1987 annual meeting of shareholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1988 annual meeting of shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1989 annual meeting of shareholders. At each annual meeting of shareholders after 1986, the successors to the class of directors whose term shall then expire shall be identified as being of the same class of directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorship shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

Section 5. Election of Officers. The Board of Directors shall elect from within their number a President. The Board shall also elect from within or without their number one or more Vice Presidents, a Secretary, a Treasurer, and all such other officers and agents as they may deem proper. The Board shall have the authority to fix the salaries of all officers and agents, whether such officers and agents be Directors or not. All officers and agents elected by the Board shall hold office during the pleasure of the Board.

Section 6. Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business. Any number less than a quorum present may adjourn any Directors’ meeting until a quorum is present.

Section 7. Regular Meetings. Regular meetings of the Board of Directors shall be held as needed.

Section 8. Special Meetings. Special meetings of the Board of Directors may be called by the President, or any three Directors to be held at such time and place and for such purposes as shall be specified in the notice.

Section 9. Notice of Special Meetings. Telephonic or written notice of every special meeting of the Board of Directors shall be duly give to each Director not less than one (1) day before such meeting. Such notice shall state the time and place of the meeting and, if the meeting is being called for the purpose of amending the bylaws or for the purpose of authorizing the sale of all or substantially all of the assets of the corporation, such notice shall set forth the nature of the business intended to be transacted. Notice of any meeting of the Board may be dispensed with if every Director shall attend in person, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or if every absent Director shall in writing filed with the records of the meeting, either before or after the holding thereof, waive such notice. Any provision of these bylaws to the contrary notwithstanding a meeting of the Board of Directors may be held immediately following the adjournment of any meeting of the shareholders, and no notice need be given for any such meeting of the Board of Directors.

Section 10. Action by Telephonic Communications. Members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in any meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 11. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors. Action taken under this section is effective when the last Director signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein provided the consent states the date of execution by each Director.

Section 12. Chairman of the Board. The Board of Directors shall elect from among its members a Chairman of the Board of Directors who shall preside at all meetings of the Board of Directors and perform such other duties as may be designated by the Board.

Section 13. Committees. The Board of Directors may, by resolution of resolutions passed by a majority of the whole Board, designate one or more committees, each to consist of two or more of the Directors, which, to the extent provided in such resolution or resolutions, shall have and may exercise the powers of the Board in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

Section 14. Powers of Directors. The Board of Directors may exercise all of the powers of the corporation except such as are by law or by the charter or by the bylaws conferred upon or reserved to the shareholders. It shall also have the power to fix the compensation of the officers elected or appointed by it, and of all other officers and employees of the corporation; to purchase or otherwise acquire for the corporation any property rights or privileges which the corporation is authorized to acquire, at such price and on such terms and conditions as the Board may think proper; to sell or otherwise dispose of any property owned by the corporation and not necessary for carrying on the business of the corporation and upon such terms and conditions and for such consideration as the Board may deem proper. The Board may also confer on any officers of the corporation the right to choose, remove or suspend any subordinate officer, agent, or employee. The Directors shall further have the power to fix Directors’ fees form time to time in such amounts as the Directors shall deem proper.

Section 15. Newly-Created Directorships and Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected or appointed, as the case may be, to fill a vacancy shall be elected or appointed for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 14. Voting. No member of the Board of Directors shall vote on a question in which he is interested otherwise than as a shareholder, except the election of a President or other officer or employee or be present at the Board while the same is being considered; but if his retirement from the Board in such case reduces the number present below a quorum, the question may nevertheless be decided by those who remain. On any question the names of those voting each way shall be entered on the record of their proceedings if any member at the time requires it.

Section 15. Depositories. The Board of Directors shall have the power to designate the bank in which corporate funds and securities shall be deposited.

Section 16. Bonds for Officers. The Board of Directors may require any officer of the corporation whose duties involve the handling of its funds, or a part thereof, to furnish proper bond, such bond to be in a penalty to be prescribed by the Board.

Section 17. Removal of Directors. Any director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding common stock.

Section 18. Tie Votes. In the event that a vote which is duly brought before the board of directors at a meeting at which a quorum is present results in a tie vote, the vote of the Chairman of the Company or his duly appointed delegate (who shall also be a director) shall be counted twice.

ARTICLE III

OFFICERS

Section 1. Officers. The officers of the corporation shall be a President, one or more Vice Presidents as the Board of Directors may fix from time to time by proper resolutions, a Secretary and a Treasurer, all of whom shall be chosen by the Board of Directors as provided for in Section 4 of Article II of these bylaws. Any two of the above-named offices, except those of President and Secretary, may be held by the same person, but no officer shall execute an acknowledgement or verify any instrument in more than one capacity, if such instrument is required by law or by these bylaws to be executed, acknowledged, verified or countersigned by two or more officers. The Board may, by resolution, provide for an Assistant Secretary and an Assistant Treasurer, and may also elect or appoint such other officers, agents and employees as the Board may deem proper.

Section 2. Powers and Duties. The officers of the corporation shall have such powers and duties as are usually incident to their respective offices, as well as such powers and duties as from time to time shall be assigned to them by the Board of Directors.

Section 3. Checks, Notes, Etc. All checks and drafts of the corporation, bank accounts, and all bills of exchange, promissory notes, and all acceptances, obligations and other instruments for the payment of money shall be signed and/or countersigned by such officers as the Board of Directors may designate.

Section 4. Corporate Acknowledgments. The corporation may acknowledge any instrument required by law to be acknowledged by its attorney appointed to serve, and such appointment may be embodied in the deed or instrument to be acknowledged, or be made by a separate instrument, or such deed or other instrument may be acknowledged by the President or a Vice President of the corporation without such appointment, or in any manner provided by law.

ARTICLE IV

CAPITAL STOCK

Section 1. Issuance; Certificates; Fixing Value. No shares of the Corporation shall be issued unless authorized by the Board of Directors. Shares may be, but need not be, represented by certificates. Any certificate for shares of the Corporation shall be in such form as shall be approved by the Board of Directors, and shall be signed by the President or a Vice President and countersigned by the Secretary or Assistant Secretary and evidenced by the seal of the Corporation and shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation properly endorsed. The Board of Directors of this Corporation may issue the shares of its capital stock from time to time for such consideration as the Board may deem advisable.

Section 2. Rules and Regulations Concerning the Issue, Transfer, and Registration of Shares and Lost Certificates. The Board of Directors shall have power and authority to make all such rules and regulations as the Board may deem proper or expedient concerning the issuance, transfer and registration of shares of stock. Title to any shares represented by a certificate may be transferred only (a) by delivery of the certificate endorsed, either in blank or to a specific person, by the person appearing by the certificate to be the owner of the shares represented thereby; or (b) by the delivery of the certificate and a separate document containing a written assignment of the certificate or a power of attorney to sell, assign, or transfer the same or the shares represented thereby, to be signed by the person appearing by the certificate to be the owner of the shares represented thereby. Such assignment or power of attorney may be either in blank or to a specified person. In case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued without requiring publication or notice of loss and the cost of said publication applied on a bond of proportionately increased penalty in any case where such procedure is agreed to by said holder of record and deemed adequate by the Board of Directors. A new certificate may also be issued in the discretion of the Board without requiring either the publication of notice of loss or the giving of a bond; and upon such other conditions as may be agreed to by said holder of record and deemed adequate by the Board for the protection of the Corporation and its shareholders. The Board of Directors shall have power and authority to appoint from time to time one or more transfer agents and registrar of the share of stock.

Section 3. Shares without Certificates. The Board of Directors may authorize the issuance of some or all of the shares without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on certificates by the West Virginia Business Corporation Act.

ARTICLE V

FISCAL YEAR AND CORPORATE SEAL

Section 1. Fiscal Year. The fiscal year of the corporation shall begin on the first day of January and shall end on the 31st day of December of each year.

Section 2. Corporate Seal. The Board of Directors shall provide a suitable seal containing the name of the corporation, which seal shall be in the charge and custody of the Secretary and Treasurer.

ARTICLE VI

DIVIDENDS

Section 1. Dividends. The Board of Directors may from time to time declare and pay dividends from the surplus or any profits of the corporation, whenever they shall deem it expedient in the exercise of discretion and in conformity with the provisions upon which the capital stock of the corporation has been issued. If any shareholder shall be indebted to the corporation, his dividend, or so much as is necessary thereof, may be applied to the payment of such indebtedness, if then due and payable.

Section 2. Working Capital. The Board of Directors may fix a sum which may be set aside or retained over and above the corporation’s capital stock paid in as working capital for the corporation, and from time to time as the Board may increase, diminish and vary the same in its absolute judgment and discretion.

ARTICLE VII

AMENDMENT OF BYLAWS

Section 1. Amendment. The Board of Directors shall have the power to make, amend and repeal the bylaws of the corporation at any regular or special meeting by a majority of the votes cast thereat.

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I hereby certify that the foregoing Amended and Restated Bylaws consisting of eight (8) pages, are the Amended and Restated Bylaws of City Holding Company adopted by the directors of the Bank as of February 28, 2007, that they are the whole thereof exactly as adopted, and that I make this certificate to identify the same pursuant to instructions of the Board of Directors.

Victoria A. Faw, Secretary